Exhibit 10.1

EXECUTION VERSION

LENDER JOINDER AGREEMENT
THIS LENDER JOINDER AGREEMENT, dated as of May 21, 2015 (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Lender”), TRIBUNE PUBLISHING COMPANY, a Delaware corporation (together with its successors and assigns, the “Borrower”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.
RECITALS:
WHEREAS, reference is made to that certain Term Loan Credit Agreement dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the Lenders from time to time party thereto;
WHEREAS, pursuant to that certain Membership Interest Purchase Agreement (the “Acquisition Agreement”), dated as of May 7, 2015, by and among Tribune Publishing Company, LLC, a subsidiary of the Borrower (the “Acquiror”), MLIM Holdings, LLC (“Seller”), the Papa Doug Trust u/a/d January 11, 2010 (“Trust Seller”), Douglas F. Manchester and Douglas W. Manchester (each an “Individual Seller”) and, together with Seller and Trust Seller, the “Seller Parties”), and MLIM, LLC (the “Company”), the Acquiror shall purchase from Seller all of the Company Interests (as defined in the Acquisition Agreement) (the “Acquisition”); and
WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add Supplemental Term Loan Commitments of one or more Additional Lenders by entering into one or more Lender Joinder Agreements provided that after giving effect thereto the aggregate amount of all Supplemental Term Loan Commitments shall not exceed the Incremental Amount.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
1.This Lender Joinder Agreement shall become effective on and as of May 21, 2015 (the “Effective Date”), subject only to:
(a)    receipt by the Administrative Agent, from each of the Borrower and the Additional Lender, of a counterpart of this Agreement signed on behalf of such parties; and
(b)    the satisfaction of each of the conditions precedent set forth in Schedule A-2 annexed hereto.

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2.    The Borrower hereby agrees to pay any amounts described in Section 2.05(a)(iv) of the Credit Agreement, if and to the extent such amounts shall become due on the terms set forth in such Section, in respect of the Initial Term Loans as increased by the Supplemental Term Loan Commitments pursuant to this Lender Joinder Agreement, as if the phrase “twelve-month anniversary of the Closing Date” set forth in such Section were replaced with “November 21, 2015” (and Section 2.05(a)(iv) is hereby deemed amended to so provide).
3.    In accordance with Section 2.07 of the Credit Agreement, the Borrower shall repay to the Administrative Agent, for the account of the Lenders, the aggregate principal amount of all Term Loans outstanding in consecutive quarterly installments on the dates set forth below in the amounts set forth below (which amounts shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06 of the Credit Agreement, or be increased as a result of any increase in the amount of Term Loans pursuant to Section 2.14 of the Credit Agreement):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date for the Facility (beginning with June 30, 2015)	$5,272,436
Maturity Date for the Facility	all unpaid aggregate principal amounts of any outstanding Term Loans.

4.    The Supplemental Term Loan Commitments shall constitute Eurodollar Rate Loans having an initial Interest Period ending on May 29, 2015.
5.    The Additional Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A-1 annexed hereto, on the terms and subject to the conditions set forth below:
Such Additional Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to

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each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Lender as a Lender contained in Section 9.06 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 9.07 of the Credit Agreement.
6.    The Additional Lender hereby agrees to make its Supplemental Term Loan Commitment on the following terms and conditions on the Effective Date pertaining to such Additional Lender attached hereto:
(a)    Additional Lender to Be a Lender. Such Additional Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Lender shall on and as of the Effective Date become a “Lender” with respect to the Tranche of Term Loans indicated on Schedule A-1, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Loans on the Effective Date as the Administrative Agent may instruct.
(b)    Certain Delivery Requirements. Such Additional Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 3.01(f) of the Credit Agreement.
(c)    Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.
(d)    Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Lender shall be as set forth below its signature below.
(e)    Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental Term Loan Commitments made by such Additional Lender in the Register.
(f)    Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
(g)    Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among

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the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.
(h)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(i)    Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(j)    Counterparts. This Lender Joinder Agreement may be executed in one or more    counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Lender Joinder Agreement shall be effective as delivery of an original executed counterpart of this Lender Joinder Agreement. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
7.    The Borrower hereby agrees to pay or reimburse the Administrative Agent for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with this Lender Joinder Agreement and the Supplemental Term Loan Commitments that are required to be paid under Section 10.04 of the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

CITICORP NORTH AMERICA, INC.
By:	/s/ Monique Renta
Name: Monique Renta
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

TRIBUNE PUBLISHING COMPANY, as Borrower
By:	/s/ John H. Griffin, Jr.
Name: John H. Griffin, Jr.
Title: President, Chief Executive Officer and Director

SCHEDULE A-1
SUPPLEMENTAL TERM LOAN COMMITMENTS

Additional Lender	Supplemental Term Loan Commitment	Principal Amount Committed	Aggregate Amount of All Supplemental Term Loan Commitments	Maturity Date
Citicorp North America, Inc.	$70,000,000	$70,000,000	$70,000,000	The earliest to occur of (i) August 4, 2021 and (ii) the date the Term Loans are declared due and payable pursuant to Section 8.02 of the Credit Agreement.

SCHEDULE A-2
1.    Since the date of the Acquisition Agreement, there shall not have occurred an Acquired Business Material Adverse Effect on the Company. “Acquired Business Material Adverse Effect” means, with respect to the Company, any event, occurrence, change or effect that individually or in the aggregate (c) is, or would reasonably be expected to be, materially adverse to the ability of the Company to consummate the transactions contemplated by the Acquisition Agreement and to satisfy all of its obligations contemplated by the Acquisition Agreement or (d) is, or would reasonably be expected to be, materially adverse on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquired Business Material Adverse Effect” on or in respect of the Company: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally, provided that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries as the Company and its Subsidiaries, (iii) any change generally affecting any of the industries in which the Company or its Subsidiaries operates or the economy as a whole, provided that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries as the Company and its Subsidiaries, (iv) the announcement or the execution of the Acquisition Agreement, the pendency or consummation of the transactions contemplated by the Acquisition Agreement or the performance of the Acquisition Agreement (including any loss of, or adverse change in the relationship of the Company or any of its Subsidiaries with, any of its customers, employees, third party contractors, financing sources or suppliers caused by any of the foregoing), (v) the compliance with the terms of the Acquisition Agreement or the taking of any action required or contemplated by the Acquisition Agreement, (vi) any action taken by the Company or any of its Subsidiaries at the written request of the Borrower, (vii) any natural disaster, or (viii) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions.
2.    The Acquisition shall have been consummated, or substantially simultaneously with the borrowing under the Facility on the Effective Date, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications or amendments, or any consents or waivers thereunder (or written requests by the Borrower under clause (f) of the definition of “Acquired Business Material Adverse Effect”) by the Borrower, that are materially adverse to the Additional Lender without the prior consent of the Additional Lender, such consent not to be unreasonably withheld, delayed or conditioned. For purposes of the foregoing conditions, it is hereby understood and agreed that (a) any change in the purchase price in connection with the Acquisition shall be deemed to be materially adverse to the interests of the Additional Lender, unless such change is a reduction in the purchase price of not more than 10% and the principal amount of the Supplemental Term Loan Commitments is reduced by an amount equal to the amount by which the total purchase price is reduced and (b) any change in the provisions of the Acquisition Agreement of which the Additional Lender is a third-party beneficiary shall be deemed to be materially adverse to the interests of the Additional Lender.
3.    Subject to the Limited Conditionality Provision (as defined in the Commitment Letter (the “Commitment Letter”) dated as of May 7, 2015 among the Borrower and Citigroup Global Markets Inc.), the Additional Lender shall have received customary closing documentation including corporate and organizational documents, closing certificates, legal opinions, board resolutions and a solvency certificate, in each case substantially consistent with those delivered in connection with the closing of the Credit Agreement or otherwise reasonably satisfactory to the Additional Lender.
4.    (a) The Specified Purchase Agreement Representations (as defined in the Commitment Letter) shall be true and correct, (b) the Specified Representations (as defined in the Commitment Letter) shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) and (c) before and after giving effect to the consummation of the Transactions, no default or event of default shall have occurred and be continuing under the Existing Credit Agreement.
5.    The Borrower, each Guarantor, the Company and each of its Subsidiaries shall have provided the documentation and other information reasonably requested in writing at least ten (10) days prior to the Effective Date by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money- laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) Business Days prior to the Effective Date.
6.    All fees and reasonable out-of-pocket expenses required to be paid on the Effective Date, to the extent invoiced at least two business days prior to the Effective Date (or such later date as the Borrower may reasonably agree) shall, upon the borrowing under the Facility on the Effective Date, have been paid.

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